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                                   EXHIBIT 4.7

NOTE GUARANTY
($300,000)

         Guaranty made this 19th day of January, 1999, by Richard Smyth, of 7276 Sanctuary Lane, Fernandina Beach, Florida 32034 referred to as Guarantor, to GCA Strategic Investment Fund Ltd. c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM 11, Bermuda, referred to as Creditor with respect to the indebtedness of Lahaina Acquisitions, Inc. referred to as Debtor and having as its principle place of business and offices located at 2900 Atlantic Avenue, Fernandina Beach, Florida 32034.

3.       STATEMENT OF GUARANTY
         In consideration of the sum of Ten Dollars ($10), paid by GCA Strategic Investment Fund Ltd. to the undersigned Guarantor, and other valuable consideration moving to the Guarantor, the receipt of which is acknowledged, as well as for the purpose of inducing GCA Strategic Investment Fund Ltd. to lend to Lahaina Acquisitions, Inc. the sum of Three Hundred Thousand Dollars ($300,000), Guarantor unconditionally guarantees to GCA Strategic Investment Fun Ltd. its endorsees, transferees, successors, or assigns of either this guaranty or of the obligation whose payment is guaranteed, the due and punctual payment of the par value and interest on, that certain promissory note dated hereof, in the par value amount of $300,000, made by the Debtor in favor of the Creditor and all other indebtedness due GCA Strategic Investment Fund Ltd. by the Debtor according to the terms of the instruments evidencing such indebtedness, payment to be made at such time or times as such indebtedness becomes due, either in course or by virtue of the provisions for the acceleration of the maturity of the indebtedness as contained in any instrument evidencing such indebtedness.

4.       INDEBTEDNESS GUARANTEED
         The indebtedness, payment of which is guaranteed, includes any rewards or extensions of the indebtedness, in whole or in part, including both principal and interest, together with such attorneys' fees as may be collectable by law as shall be provided for by any note or instrument in writing evidencing such obligation and all damages, losses, costs, charges, expenses, and liabilities of every king, nature and description suffered or incurred by GCA Strategic Investment Fund Ltd. arising in any manner out of, or in any way connected with or growing out of such obligation of Debtor to GCA Strategic Investment Fund Ltd.

5.       WAIVER OF NOTICE
         Guarantor waives any notice which may be required relative to the acceptance of this guaranty, the creation, extension, or renewal of the indebtedness of the Debtor and the acceleration of maturity of such indebtedness, also presentment, demand, protest, notice of dishonor or nonpayment or other default by the Debtor with respect to any liabilities or obligations of the Debtor under the terms of any note or instrument in writing evidencing such indebtedness or the laws applicable to that indebtedness.

6.       AUTHORITY OF CREDITOR
         Guarantor authorized Creditor to deal in any manner with any obligation or indebtedness the discharge and payment of which are guaranteed and the collateral and the security of every kind and character given to secure the payment of such obligation and indebtedness, and without limiting the generality of this guaranty, Creditor is authorized to waive any rights which it may have relative to requiring additional collateral or to surrendering or to releasing collateral held by it, or to substituting any collateral held by it for other collateral of like kind, or any kind, nor shall the obligation of Guarantor under this guaranty, nor the rights of Creditor protected by it be diminished or in any manner affected by the failure of Creditor to exercise its rights with reference to such collateral, or failure to accelerate the maturity of the indebtedness upon default on that indebtedness, or in extending the maturity of the indebtedness, or in renewing the notes evidencing the same, or in failing to attempt collection of the indebtedness by legal proceedings or otherwise, or it any other manner proceeding against Debtor or the collateral or security pledged or conveyed as security for such obligations or indebtedness.

7.       DEFAULT BY DEBTOR
         In the event the Debtor shall be in default in the payment of any of the indebtedness guaranteed by this instrument, Guarantor shall immediately, upon demand by the Creditor, pay to the Creditor, the full amount of the indebtedness in the payment of which default has occurred, and such obligation shall become the direct and primary obligation of the Guarantor.

8.       JOINT AND SEVERAL LIABILITY
         The obligation and liability of the Guarantor and Debtor shall be joint and several.

9.       SUIT AGAINST GUARANTOR




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         There shall be no duty or obligation of Creditor to institute proceedings against Debtor or to exhaust any remedy in law or in equity against the Debtor before brining suit or instituting proceedings of any kind against the Guarantor.

10.      INDEBTEDNESS AS PART OF GUARANTY
         Guarantor agrees that the terms, conditions, agreements, and stipulations in the note and other evidences of indebtedness whose payment or discharge is guaranteed, whether executed before or after this guaranty, shall become a part of this agreement, and Guarantor ratifies, adopts and confirms all such terms, conditions, agreements, and stipulations.

11.      WAIVER OF CERTAIN RIGHTS
         Without in any way limiting the generality of Section 8, Guarantor hereby waives and renounces, for himself or his family, any and all exemption rights which any of them may have under or by virtue of the Constitution or Laws of the State of Florida, or of any other state or of the United States as against the liability obligation created by this instrument. The Guarantor transfers, conveys, and assigns to the Creditor or holder of this guaranty, a sufficient amount of any such exemption that may be allowed to the Guarantor including any such exemption as any be set apart in bankruptcy, to pay this obligation in full, with all costs of collection. The Guarantor directs that any nominated trustee having possession of such exemption to deliver to the Creditor a sufficient amount of property or money set apart as exempt to pay this obligation.

12.      BINDING EFFECT
         This agreement shall bind the heirs and legal representatives of the Guarantor.

13.      CHOICE OF LAWS
         This guaranty shall be governed by and construed in accordance with the internal laws (as opposed to conflict of laws) of Georgia in all respects, including matters of construction, validity and performance.

Dated: January 19, 1999

         IN WITNESS WHEREOF, the Guaranty has been duly executed by the Guarantor on the date above written.




                                    -------------------------------------------
                                    Richard Smyth


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Witness




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